Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

2016 FIRST QUARTER RESULTS

White Plains, NY — May 10, 2016 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter ended March 31, 2016.

Results of First Quarter 2016

Universal American’s reported net income for the first quarter of 2016 was $0.2 million, or less than $0.01 per share.  Adjusted net income for the first quarter of 2016 was $5.7 million, or $0.07 per share, which excludes the following after-tax items:

•                  $0.4 million, or $0.01 per share, of tax benefits;

•                  $0.3 million, or less than $0.01 per share of net realized investment gains;

•                  $1.0 million, or $0.01 per share, of non-recurring legal and transaction costs;

•                  $5.5 million, or $0.07 per share, of losses associated with our Management Services Organization (MSO) segment, which includes our Accountable Care Organization (ACO) business; and

•                  $0.3 million, or less than $0.01 per share of income from discontinued operations, including our Traditional Insurance business, which is treated as held for sale, and the APS businesses, which were sold in 2015.

Total revenues for the first quarter of 2016 were approximately $396 million.

Management Comments

Richard A. Barasch, Chairman and CEO, commented, “Our core strength and the foundation of our future is partnering with primary care physicians to improve health outcomes while reducing cost in the Medicare population.  With the pending sales of our Traditional Insurance and Medicaid businesses, we can concentrate on building our Medicare Advantage business and continuing the momentum in our Medicare ACO business.

“Our Medicare Advantage business is now concentrated in regions where we have a meaningful market position, strong relationships with primary care physicians and the ability to positively impact the quality and cost of healthcare.  Approximately 97% of our members are in plans with 4 Stars.

“We are building on our successful 15-year history of working closely with our physician partners in the Houston/Beaumont region to improve quality and reduce cost for Medicare beneficiaries.  Our first quarter 2016 results demonstrate the ongoing strength of this business.

“We are pleased that in partnership with many of our most experienced Houston doctors, we were awarded a Next Generation ACO beginning in January 2016. In effect, this adds approximately 16,700 full risk Medicare beneficiaries to the 65,500 Medicare beneficiaries that we are already serving in our Southeast Texas MA business.

“In the Northeast, especially upstate New York, we are in the process of converting a fee-for-service market into a more value-based system by introducing pay for performance to primary care physicians.  We are pleased that the Northeast, even factoring out our prior period items, has returned to profitability.

“In our Medicare ACO business, we have reduced the number of ACOs to 21, reduced our expenses and have moved our most successful ACOs to 2-sided risk.  We are encouraged by the improvements in cost and quality shown by our physician partners and by the positive regulatory changes in the MSSP program.”

2016 Membership (as of March 31, 2016)

•                  Medicare Advantage:

•                  68,600 members in Texas

•                  45,200 members in upstate New York and Maine

•                  Management Services Organization:

•                  16,700 Medicare beneficiaries in our new Next Generation ACO in Houston, Texas

•                  60,100 Medicare beneficiaries in 6 ACOs that have selected Track 2 (2-sided risk) in the Medicare Shared Savings Program (MSSP)

•                  158,800 Medicare beneficiaries in 15 ACOs that have selected Track 1 (1-sided risk) in the MSSP

•                  Medicaid:

•                  38,000 members in the Total Care Medicaid plan centered in the Syracuse, New York area (Note that we have entered into a definitive agreement to sell this plan, with closing expected in 3rd quarter 2016)

Medicare Advantage

Financial Performance ($ in millions)	Three Months Ended March 31, 2016

Premiums(1)	$346.1
Net investment income & other income	2.8
Revenue	348.9

Quality initiatives	5.6	1.6%
Medical benefits	283.1	81.8%
Total benefits	288.7	83.4%

Admin expenses	32.6	9.4%
ACA Fee	5.4

Segment income before income taxes	$22.2

	Reported	Recast**
Texas HMOs Medical Benefit Ratio*	82.2%	83.3%
Upstate New York/Maine Medical Benefit Ratio*	81.5%	84.3%

(1)         During the quarter ended March 31, 2016, we changed the way in which we estimate changes in risk-adjusted premiums receivable from CMS, which resulted in the accelerated recognition of approximately $9.7 million of additional current year premium revenue in the 1st quarter. See our Form 10-Q for the period ending March 31, 2016 for additional discussion

* Excluding quality initiatives.

** Recast excludes the impact of prior period items.

The Medicare Advantage segment pre-tax operating income for the three month period ended March 31, 2016 was $22.2 million. First quarter 2016 included $7.9 million of net favorable prior period items.

Texan Plus®, a 4-Star plan, is the largest Medicare HMO in Southeast Texas. Texan Plus® now has 65,500 members and has achieved 9% compounded membership growth over the past four years. Virtually all of our members in this plan are in value-based payment arrangements. For the first quarter of 2016, excluding Quality Initiatives (QI) expenses, the reported Medical Benefit Ratio (MBR) in our Texas HMOs was 82.2%. Excluding positive prior period items, the MBR was 83.3% for the first quarter.

Effective January 1, 2016, in partnership with a high-performing group of our Houston physicians, our Houston-based ACO was selected by CMS to become a Next Generation ACO, a value-based payment model that encourages providers to assume greater risk and reward in coordinating the healthcare of Medicare Fee-For-Service (FFS) beneficiaries. The Next Generation ACO adds approximately 16,700 beneficiaries in a full-risk program that allows us to use many of the same techniques, including creating preferred networks and negotiating discounts that have worked well for our Medicare Advantage plan in Houston.

Our Northeast markets experienced a 52% increase in membership since 2014 year-end and now have 45,200 members with a large concentration in upstate New York. For the first quarter of 2016, the reported MBR in our Northeast markets, excluding QI expenses, was 81.5%. Excluding positive prior period items, the MBR was 84.3% for the first quarter.

Our administrative expense ratio improved to 9.4%, compared to 9.6% for the same period in 2015 primarily as a result of higher premiums associated with membership growth. Our administrative ratio is typically lower in the first quarter than for the full year due to the seasonality of expenses.

Management Services Organization (MSO)

	Three Months Ended March 31,
Financial Performance ($ in millions)	2016	2015

Revenue	$—	$—

Segment loss before income taxes	$(8.5)	$(11.7)

The MSO segment includes our ACO business, which collaborates with physicians and other healthcare professionals to operate ACOs under the Medicare Shared Savings Program (MSSP) and the Next Generation ACO model in Houston, Texas.  At March 31, 2016, we have 21 MSSP ACOs and one Next Generation ACO with approximately 236,000 beneficiaries as compared to 25 MSSP ACOs with 292,000 beneficiaries at March 31, 2015.  During 2015, the Company exited certain ACOs where it determined that the MSSP would not be successful.  Consequently, our losses declined to $8.5 million in the first quarter of 2016 from $11.7 in the first quarter of 2015.

Due to the expected timing of receipt of information from CMS, we expect to report our shared savings revenue for the 2015 program year during the second quarter of 2016.

Medicaid

	Three Months Ended March 31,
Financial Performance ($ in millions)	2016	2015

Revenue	$46.9	$46.4

Segment (loss) income before income taxes	$(2.0)	$0.1

The Medicaid segment includes the Total Care health plan in Upstate New York with approximately 38,000 members.  The pre-tax operating income for the quarter ended March 31, 2016 decreased $2.1 million from the same period in 2015 primarily as a result of higher claims costs and unfavorable prior period items.  The medical benefits ratio was 93.5% for the three months ended March 31, 2016 compared with 89.1% for the three months ended March 31, 2015.

On April 19, 2016, we entered into a definitive agreement with Molina Healthcare, Inc. in which Molina will acquire Total Care for a purchase price of $41.3 million, subject to closing date balance sheet adjustments. The transaction is subject to regulatory approvals and other conditions and is expected to close in 3rd quarter 2016.

Corporate & Other

	Three Months Ended March 31,
Financial Performance ($ in millions)	2016	2015

Revenue	$0.2	$0.9

Segment loss before income taxes	$(8.9)	$(10.6)

Our Corporate & Other segment, which reflects the activities of our parent holding company and debt service, reported a loss of $8.9 million for the three months ended March 31, 2016 compared to a loss of $10.6 million in the same period in 2015. This was primarily due to lower debt services costs, as our term loan was paid off in 2015, and lower corporate expenses.

Discontinued Operations

Discontinued Operations includes our Traditional Insurance business, which is treated as held for sale, and the APS businesses, which were sold in 2015.

The following table presents the components comprising the loss from discontinued operations:

	Three Months Ended March 31,
Financial Performance ($ in millions)	2016	2015

Traditional Insurance:
Operating results	$2.7	$1.3
Realized gains	0.1	—
Fair value adjustment	(2.1)	—
Total Traditional Insurance	0.7	1.3

APS Healthcare
Net gain on sale	0.6	3.9
Total APS Healthcare	0.6	3.9

Income before income taxes	1.3	5.2

Traditional Insurance - The improvement in operating results was primarily driven by the absence of deferred acquisition cost amortization in the first quarter of 2016, since all DAC was written off at December 31, 2015 in connection with the Traditional Insurance fair value adjustment. During the quarter, we also recorded an adjustment of $2.1 million to adjust carrying value to estimated fair value.

APS Healthcare — 2015 operating results reflected a full quarter of operations for the APS domestic business and one month of operations for the APS Puerto Rico business. In first quarter 2016, we recorded $0.6 million of net earn-out revenue from the APS domestic sale.

Investment Portfolio

As of March 31, 2016, Universal American’s continuing operations had $364.5 million of cash and invested assets as follows:

•                 18% is invested in U.S. Government and agency securities;

•                 The average credit quality of the investment portfolio is AA-; and

•                 Less than 1% of the investment portfolio is non-investment grade.

A complete listing of our fixed income investment portfolio as of March 31, 2016 is available for review in the financial supplement located in the Investors — Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity

As of March 31, 2016, Universal American’s Balance Sheet had the following characteristics:

•                 Total cash and investments were $364.5 million and total assets were $1.8 billion, including $1.1 billion in assets of discontinued operations;

•                 Total policyholder liabilities were $116.2 million and total liabilities were $1.4 billion, including $1.1 billion in liabilities of discontinued operations;

•                 Stockholders’ equity was $390.0 million and book value was $4.56 per diluted common share;

•                 Tangible book value per diluted common share (excluding accumulated other comprehensive income, goodwill and amortizing intangibles) was $3.63;

•                 Unregulated cash and investments of $53.0 million; and

•                 $40 million of mandatorily redeemable preferred stock, reported as a liability, with an annual dividend rate of 8.5%.

The ratio of debt to total capital, excluding the effect of accumulated other comprehensive income and including Universal American’s mandatorily redeemable preferred stock as debt was 9.5%.

Conference Call

Universal American will host a conference call at 8:30 a.m. Eastern Time on Tuesday, May 10, 2016 to discuss financial results and other corporate developments. Interested parties may participate in the call by dialing (201) 493-6744. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. A replay of the call will be available on the investor relations section of the Company’s website for approximately two weeks following the call.

Prior to the conference call, Universal American will make available on its website a 1st Quarter 2016 Investor Presentation and supplemental financial data in connection with its quarterly earnings release. You can access the 1st Quarter 2016 Investor Presentation and supplemental financial data at www.UniversalAmerican.com in the “Investors” section under the “Presentations” and “Financial Reports” sections.

About Universal American Corp.

Universal American (NYSE: UAM), through our family of healthcare companies, provides health benefits to people covered by Medicare and Medicaid. We are dedicated to working collaboratively with healthcare professionals, especially primary care physicians, in order to improve the health and well-being of those we serve and reduce healthcare costs.  For more information on Universal American, please visit our website at www.UniversalAmerican.com.

*              *              *

Forward Looking Statements

This news release and oral statements made from time to time by our executive officers may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Such statements that are not historical facts are hereby identified as forward-looking statements and intended to be covered by the safe harbor provisions of the PSLRA and can be identified by the use of the words “believe,” “expect,” “predict,” “project,” “potential,” “estimate,” “anticipate,” “should,” “intend,” “may,” “will,” and similar expressions or variations of such words, or by discussion of future financial results and events, strategy or risks and uncertainties, trends and conditions in our business and competitive strengths, all of which involve risks and uncertainties.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ materially from our expectations, plans or projections. We warn you that forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which we might not even anticipate.  We give no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our SEC reports.

A summary of the information set forth in the “Risk Factors” section of our SEC reports and other risks includes, but is not limited to the following: the pending sales of our Traditional Insurance business and Total Care Medicaid business are each subject to numerous closing conditions and there can be no assurance that either transaction will ultimately be consummated; the impact of CMS’s final Medicare Advantage reimbursement rates for calendar year 2017 could have a material adverse effect on the Company’s MA business; we are subject to extensive government regulation and the potential that CMS and/or other regulators could impose significant fines, penalties or operating restrictions on the Company, including with respect to False Claims Act matters or RADV audits; the results of the 2016 presidential election, the Affordable Care Act and subsequent rules promulgated by CMS could have a material adverse effect on our opportunities for growth and our financial results; we are investing significant capital and management attention in new and unproven business opportunities, including our ACOs, where we will begin to take two-sided risk in 2016, that may not be profitable; we may experience higher than expected medical loss ratios or lower revenues, especially with our new members in our Northeast markets, which could materially adversely affect our results of operations; If we are unable to develop and maintain satisfactory relationships with the providers of care to our members and ACO beneficiaries, our business and overall profitability could be materially adversely affected;  if we fail to design and price our products properly and competitively or if the premiums and fees we charge are insufficient to cover the cost of health care services delivered to our members, our profitability may be materially adversely affected; our significant shareholders may have interests that are different than other shareholders and may sell or distribute their stock which could cause the price of our stock to decline; changes in governmental regulation or legislative reform could increase our costs of doing business and adversely affect our profitability; reductions in funding for Medicare programs could materially reduce our profitability; failure to reduce our operating and corporate costs could have a material adverse effect on our financial position, results of operations and cash flows; we may not be able to maintain or improve our CMS Star ratings which may cause certain of our plans to receive less bonuses or rebates than our competitors; changes in governmental regulation or legislative reform, including the impact of Sequestration, could reduce our revenues, increase our costs of doing business and adversely affect our profitability; a substantial portion of our revenues are tied to our Medicare businesses and regulated by CMS and if our government contracts are not renewed or are terminated, our business could be substantially impaired; we no longer sell long-term care insurance and the premiums that we charge for the long-term care policies that remain in force may not be adequate to cover the claims expenses that we incur; any failure by us to manage our operations or to successfully complete or integrate acquisitions, dispositions and other significant transactions could harm our financial results, business and prospects; we could be subject to a cyber-attack or similar network breach that could damage our reputation and have a material adverse effect.  Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Universal American.

All forward-looking statements included in this release are based upon information available to Universal American as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Consolidated Results

Net premiums	$393.0	$351.6
Net investment income	2.3	3.1
Other income	0.5	0.3
Realized gains	0.4	0.5
Total revenues	396.2	355.5

Policyholder benefits	332.6	304.4
Amortization of present value of future profits	0.4	0.7
Affordable Care Act fee	6.2	7.1
Commissions and general expenses, net of allowances	48.5	48.0
Total benefits and expenses	387.7	360.2

Income (loss) before equity in losses of unconsolidated subsidiaries	8.5	(4.7)

Equity in losses of unconsolidated subs	(5.3)	(7.4)
Income (loss) from continuing operations before income taxes	3.2	(12.1)
Income tax benefit(1)	(3.3)	(12.0)

Net loss from continuing operations	(0.1)	(0.1)

Discontinued operations

Income from discontinued operations before income taxes	1.4	5.2
Income tax expense	1.1	2.9
Income from discontinued operations	0.3	2.3

Net income	$0.2	$2.2

Per Share Data (Diluted)
Continuing operations	$(0.00)	$(0.00)
Discontinued operations	0.00	0.03
Net income	$0.00	$0.03

Diluted weighted average shares outstanding	82.7	82.0

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Income (Loss) before income taxes by segment

Medicare Advantage	$22.2	$9.5
MSO	(8.5)	(11.7)
Medicaid	(2.0)	0.1
Corporate & Other	(8.9)	(10.6)
Realized gains	0.4	0.5

Income (loss) from continuing operations before income taxes	$3.2	$(12.2)

March 31, 2016
BALANCE SHEET DATA
Total cash and investments	$364.5
Total assets	$1,777.2
Total policyholder related liabilities	$116.2
Total reinsurance recoverable (ceded policyholder liabilities)	$3.0
Mandatorily redeemable preferred shares*	$39.8
Total stockholders’ equity	$390.0
Diluted book value per common share	$4.56
Diluted common shares outstanding at balance sheet date	85.5

Non-GAAP Financial Measures **
Total stockholders’ equity (excluding AOCI) **	$382.8
Diluted book value per common share (excluding AOCI) ** (2)	$4.48
Diluted tangible book value per common share (excluding AOCI) ** (3)	$3.63
Debt to total capital ratio (excluding AOCI) ** (4)	9.5%

	Three Months Ended March 31,
	2016	2015
Adjusted net income(5)	$5.7	$1.5
Adjusted net income per share (diluted)	$0.07	$0.02

*	Net of $0.2 million of unamortized debt issuance costs
**

Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1)

For the quarter ended March 31, 2016, our effective tax rate on continuing operations was 101.6%, resulting in an income tax provision of $3.3 million. For the same period in 2015, our effective tax rate on continuing operations was 98.8%, resulting in an income tax benefit of $12.0 million. The high effective tax rate in the first quarter of 2016 was driven by permanent differences, primarily the non-deductible ACA Fee and non-deductible interest expense on our preferred stock. State income taxes also contributed to the variance in the effective tax rates. For the quarter ended March 31, 2015, the tax benefit included $5.4 million in foreign tax credit carryforwards created in connection with the February 2015 sale of APS Puerto Rico. Excluding the foreign tax credit carryforwards, the effective tax rate was 54.7%, driven by permanent items, including the non-deductible ACA Fee and non-deductible interest expense. State and foreign income taxes also contributed to the variance in the effective tax rate. The size of our non-deductible permanent differences (primarily ACA fee and interest on our preferred stock) in relation to our pre-tax income results in a high effective tax rate, which may continue.

(2)

Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (“AOCI”), plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(3)

Diluted tangible book value per common share represents Total Stockholders’ Equity, excluding AOCI and intangible assets plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(4)

The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the Mandatorily Redeemable Preferred Shares to the sum of Stockholders’ Equity (excluding AOCI) plus the Mandatorily Redeemable Preferred Shares.

(5)

Adjusted net income is calculated as net income (loss) excluding the following items on after tax basis: ACO results, net realized gains, non-recurring tax benefits, discontinued operations and other non-recurring items.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. We have not included a reconciliation of projected earnings per diluted share because projections for some components of this reconciliation are not possible to forecast at this time.  The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

Adjusted Net Income ($ in millions, except per share amounts)

	Three Months Ended March 31,
	2016	2015

Net income	$0.2	$2.2
ACO results, after-tax	5.5	5.3
Net realized gains, after-tax	(0.3)	(0.3)
Non-recurring tax benefit	(0.4)	(5.4)
Discontinued operations, after-tax	(0.3)	(2.3)
Other non-recurring items, after-tax	1.0	2.0
Adjusted net income	$5.7	$1.5

Per share (diluted)
Net Income	$0.00	$0.03
ACO results, after-tax	0.07	0.06
Net realized gains, after-tax	(0.00)	(0.00)
Non-recurring tax (benefit) expense	(0.01)	(0.06)
Discontinued operations, after-tax	0.00	(0.03)
Other non-recurring items, after-tax	0.01	0.02
Adjusted net income	$0.07	$0.02

Universal American uses adjusted net income, calculated as net income excluding ACO results after tax, net realized gains after-tax, non-recurring tax benefit, discontinued operations, after tax and other non-recurring items after-tax as a basis for evaluating operating results. Although the excluded items may recur, we believe that the excluded items do not relate to the performance of Universal American’s core business operations and that adjusted net income provides a more useful comparison of our business performance from period to period.

	March 31, 2016	December 31, 2015
Total Stockholders’ Equity (excluding AOCI)
Total stockholders’ equity	$390.0	$382.4
Less: Accumulated other comprehensive income	(7.2)	(2.7)

Total stockholders’ equity (excluding AOCI)	$382.8	$379.7

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses total stockholders’ equity (excluding AOCI) as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income or loss, do not relate to the performance of Universal American’s core business operations.

	March 31, 2016	December 31, 2015
Diluted Book Value per Common Share
Total stockholders’ equity	$390.0	$382.4
Proceeds from assumed exercises of vested options	—	—
	$390.0	$382.4
Diluted common shares outstanding	85.5	84.9

Diluted book value per common share	$4.56	$4.51

Total stockholders’ equity (excluding AOCI)	$382.8	$379.7
Proceeds from assumed exercises of vested options	—	—
	$382.8	$379.7
Diluted common shares outstanding	85.5	84.9

Diluted book value per common share (excluding AOCI)	$4.48	$4.47

As noted above, Universal American uses total stockholders’ equity (excluding AOCI) as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

	March 31, 2016	December 31, 2015
Tangible Book Value per Common Share
Total stockholders’ equity (excluding AOCI)	$382.8	$379.7
Less: intangible assets (1)	(72.8)	(73.1)
Proceeds from assumed exercises of vested options	—	—
Tangible Book Value	$310.0	$306.6
Diluted common shares outstanding	85.5	84.9

Tangible book value per common share	$3.63	$3.61

Universal American uses tangible book value per common share as a basis for evaluating the value of the Company’s tangible net assets.

(1)         Intangible assets include the following at March 31, 2016 and December 31, 2015, respectively: goodwill ($68.4 million and $68.4 million),) and amortizing intangible assets, net of taxes ($4.4 million and $4.7 million).

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

	March 31, 2016	December 31, 2015
Debt to Total Capital Ratio
Mandatorily redeemable preferred shares	$40.0	$40.0
Total outstanding debt	$40.0	$40.0

Total stockholders’ equity	$390.0	$382.4
Mandatorily redeemable preferred shares	40.0	40.0
Total capital	$430.0	$422.4

Debt to total capital ratio	9.3%	9.5%

Total stockholders’ equity (excluding AOCI)	$382.8	$379.7
Mandatorily redeemable preferred shares	40.0	40.0
Total capital	$422.8	$419.7

Debt to total capital ratio (excluding AOCI)	9.5%	9.5%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI) as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

####  ####  ####

CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Adam C. Thackery		The Equity Group Inc.
Chief Financial Officer (914) 597-2939		www.theequitygroup.com
Fred Buonocore (212) 836-9607
Linda Latman (212) 836-9609